                                                                      Exhibit 11



                NORTH PITTSBURGH SYSTEMS, INC. AND SUBSIDIARIES

                 Statement - computation of per share earnings

                Statement of Computations of Earnings per Share


                                          For the Three Months
                                              Ended Mar. 31
                                        ------------------------

                                           1998         1997
                                        -----------  -----------

Net Earnings                            $ 4,251,000  $ 3,195,000
                                        ===========  ===========

Weighted average common
shares outstanding                       15,005,000   15,040,000
                                        ===========  ===========

Earnings per share of common stock      $       .28  $       .21
                                        ===========  ===========
